Exhibit 10.6

Certain information as identified with “[XXX]” has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Changan Vanke Center Rental Contract

Lessor:     Li Decheng     (hereinafter referred to as Party A)

Legal representative:               ID number:   [XXX]

Business license number:               Contact number: [XXX]

Address:

Lessee: Dongguan City Zhenghao Shiye Investment Co., Ltd. ( hereinafter referred to as Party B)

Legal representative: Chen Yuexiang  ID number:    [XXX]

Business license number:  [XXX]            Tel:   [XXX]

Address:

According to the relevant provisions of the "Contract Law of the People's Republic of China," both parties have reached the following agreement after a full consultation on the principle of good faith cooperation and common development:

First, the rental address:

Commercial Building 3907 # in 8 Commercial Office Buildings of Chang’an Vanke Center, No. 1 Changqing South Road, Changan Town, Dongguan City (hereinafter referred to as "the property"). The construction location and scope of use of the property are shown in Annex I "Property Plan" of the lease contract. The decoration and equipment of the property shall be submitted to Party B as it is.

Second, the purpose of the lease:

Office use.

Third, the leased area:

3.1 The property is charged for rent at a building area of 239.27  square meters;

3.2 The construction area is ultimately calculated based on the contract area of commercial housing sales.

Fourth. Lease period and rent-free period:

The lease term is  5  years, from January 01, 2018 to December 31, 2022.

The rent-free period / month, that is, from the       /       to        /       , during the rent-free period, Party A does not charge rent, but Party B is required to pay for water, electricity, and management fees, , air-conditioning fee, and public energy fee and other expenses arising from the use of the property.

Fifth. Monthly Rent Standard

5.1 The rent of the leased property start to count from the date of signing this contact; The rent is RMB  68  yuan per square meter from the first year to the third year, excluding tax. The total monthly rent is RMB 16270 yuan.

5.2 The  tax-free  rent of the property starts from the  fourth  year and increases by 8% every year. The annual incremental changes are as follows: the fourth year (January 01, 2021 to December 31, 2021),  the tax-free  rent is RMB 73.44 yuan per square meter, and the total monthly rent is RMB  17572  yuan;

The  fifth  year (January 01, 2022 to December 31, 2022) the tax-free rent is RMB 73.44 yuan per square meter. The monthly total amount is RMB 17572 yuan.

The  /  year (From / to / The tax-free rent is RMB  / yuan per square meter. The monthly total amount is RMB  /  yuan.

5.3 Rent payment date: The rent for the first month is payable on the date of signing this contract, and starting from the second month (after the end of the rent-free period) the monthly rent will begin to be paid on the 1st of each month; if such day is the legal holiday of the People's Republic of China, the payment date will be extended to the first working day after the holiday. If Party B fails to pay rent to Party A within the agreed date, Party B shall pay Party A monthly overdue liquidated damages on a daily basis of five thousandths.

5.4 Margin: On the date of signing this contract, Party B shall pay Party A rental guarantee of 2 months' rent amount, totaling RMB  32540  yuan, for which Party A shall issue a receipt to Party B. If Party B has no liability for breach of contract at the end of the lease term and Party B returns the property and settles the rent and related expenses of the property within 15 working days, as agreed, Party A shall refund the lease deposit (without interest) to Party B.

 5.5 Party A's collection account:

Beneficiary Name:                   Li Decheng

Beneficiary Bank:         China Minsheng Bank, Changan Branch

Collection account number:         [XXX]

5.6 The taxes and fees arising from various fees are subject to the specific charging standards of the government tax authorities.

Sixth. property management fees:

 6.1 The property management fee of the property is calculated based on the construction area. The unit price of the management fee is RMB  10  yuan per square meter per month (including tax), that is, the total monthly management fee is RMB  2393  yuan. The payment rules for property management fees and various types of energy consumption are subject to the public notice of the Property Management Office.

Seventh. other expenses:

Party B shall bear the relevant taxes, fees, air-conditioning energy consumption fees, utilities, network fees, and telephone charges incurred by Party B during the lease period.

Eighth. Party A's rights and obligations during the lease period:

8.1 Party A shall provide the leased area without the right of dispute for the use of Party B on time. During the lease contract period, Party A has the right to sell the leased property to others, but under the same conditions. Party B has the right of first refusal, and if Party A sells the property to others, it must ensure that the sale does not affect the effective continuation of this contract.

8.2 Party A authorizes the property management company to be responsible for the property management of the project, and carry out routine maintenance, maintenance, service, and management of the project common parts, shared equipment and facilities, public landscaping, environmental sanitation, security, transportation, and other projects (except as otherwise agreed).

8.3 Party A has the right to supervise Party B's compliance with the property management company's relevant property management rules and regulations, and cooperate with the property management company to impose economic penalties on Party B's violations.

8.4 Party A has no right to interfere with the legal operation of Party B, but for illegal operations; it may report violations to the relevant departments for criminal and civil liability.

8.5 If due to the poor management of Party B, difficulties in meeting funds, and the arrears of wages and debts caused by reasons such as the departure of the responsible person and the management, there shall be no remedy against Party A.

8.6 If Party B fails to pay the due fee (including property management fee and air-conditioning fee), Party A may charge late fees of 1% of the overdue amount for each day overdue; Party A shall have the right to terminate this contract unilaterally after 15 days of the due day, and the property will be repossessed on the day of contract termination and the deposit of Party B will be forfeited.

8.7 If it is necessary to adjust the leased premises of Party B due to general management reasons, Party A shall notify Party B as soon as possible, and a supplemental agreement shall be made by both parties.

8.8 Party A shall provide the proof of business premises and materials necessary for the registration of Party B.

Ninth. Party B's rights and obligations during the lease term:

9.1 During the lease term, Party B has the right to legal use of the property;

9.2 Party B shall pay the rent as stipulated in this contract, and shall bear other payable expenses.

9.3 Party B obey and cooperate with the management company's management, and strictly abide by the property management company's "Management Convention," "Renovation Guide," "Business Manual," and other related property management rules and regulations, and must not disturb public order.

9.4 When Party B renovates the leasing property, it must apply in writing to Party A or the management company for the decoration permit in advance, and at the same time send the decoration plan and water consumption to Party A or the management company for consideration, and obtain a written letter from Party A and the management company. Construction can begin after permission has been granted. Party A has the right to submit opinions on the decoration of Party B. Party B shall pay construction management fees to the management company in accordance with the charging standard. Party B shall actively cooperate with this.

9.5 During the lease period, Party B shall not sublet, lend or sublet the property to others for partial or full use without the written permission of Party A.

9.6 Without the written permission of Party A, Party B shall not arbitrarily change the property for use outside the office building, and the facility structure and layout of the property.

9.7 Party B shall provide necessary assistance to Party A's normal property safety inspection and maintenance. When it is found that the property is damaged, it should be notified to Party A in a timely manner. If it is necessary to temporarily relocate the office due to maintenance needs, Party B shall cooperate closely, but Party A shall be responsible for the relocation expenses and compensation for Party B's corresponding losses. Otherwise, Party B shall be responsible for compensation if it delays the repair of Party A and causes losses to Party A or any third party.

9.8 Before the property is operated, Party B shall complete the formalities required by the government related to office and operation, and pay various fees according to law.

9.9 Party B shall bear all economic and legal responsibilities arising from the use of the property in conducting business, and shall have nothing to do with Party A.

9.10 Upon expiration of the lease, Party B must return the property in full, and the normal use of the lease area and building shall not be affected after the termination of the contract.

If Party B has the willingness to renew the lease, Party B shall have the priority of renewing the lease. Party B shall send a written or telephone notice to Party A for a period of not less than three months before the expiration of the lease term, and may renew the lease, rent, and lease terms after Party A's written consent. The lease contract is signed by both parties.

Tenth. Liability for breach of contract:

10.1 Other than the force majeure (such as earthquakes, floods, fires, electric shocks, other natural factors, wars, national expropriation, demolition, etc.), if the parties need to terminate the contract unilaterally, they must notify the other party in writing or by phone at least three months in advance, and negotiate The compensation thus caused the other party’s economic losses.

10.2 Except for the first case mentioned above, if any party breaches the contract, it shall be liable to the other party for breach of contract according to the fact of breach of contract and the provisions of this contract.

10.3 If any party violates the provisions of Article 8/9 of the contract, the other party shall compensate the other party for the liquidated damages of the first month's rent, and shall have the right to decide to terminate the contract unilaterally or continue to perform the contract.

10.4 In the event of disputes during the performance of this contract, both parties shall negotiate. If the negotiation fails, either party may file a lawsuit in the people's court of the jurisdiction where the leased property is located.

 If the contract is not completed, the parties shall make a supplementary agreement. The contract shall be duplicated and shall become effective upon the date of signature by both parties. Party A shall hold one copy and Party B shall hold one copy, all of which shall have the same effect. Vanke shall hold one copy as an archival copy.

Additional Terms:

The 3907 housing renovation project amounted to 145000 yuan, shall be paid by Party A. Party B will ask Dongguan Dangguo Decoration Design Engineering Co., Ltd. to design and conduct the construction work. If the project causes delays and quality problems, Party B shall have no remedy against Party A.

Party A: (Corporate Seal)	Party B: (Corporate Seal)
Representative: Decheng Li	Representative: Yuexiang Chen

Date of signing: November 08, 2017 in Dongguan City, Guangdong Province